NEWS	FONAR
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1709

FONAR Announces 1st Quarter Fiscal 2015 Results

Net Revenues for 1st Quarter Fiscal Year 2015 (F2015) Increased 7% to $18.0 million versus same period a year earlier.

Net Income Available to Common Stockholders for 1st Quarter F2015 increased 4% to $2.4 million versus same period a year earlier.

Basic Net Income Available to Common Stockholders for 1st Quarter F2015 increased 3% to $0.39 and Diluted Net Income Available to Common Stockholders for 1st Quarter F2015 increased 3% to $0.38 versus same period a year earlier.

Revenues from product sales for 1st Quarter F2015 increased to $1.3 million from $0.03 million during the same period a year earlier.

MELVILLE, NEW YORK, November 10, 2014 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, reported its first quarter fiscal 2015 results for the quarter ended September 30, 2014. The Company’s two industry segments are: development, manufacturing and servicing of the UPRIGHT® Multi-Position™ MRI, and management of Stand-Up® MRI (UPRIGHT® MRI) centers. The Company is known as the first Company to invent and manufacture an MRI (Magnetic Resonance Imaging) scanner. Leading the list of FONAR’s most recent patented inventions is its technology enabling full weight-bearing MRI imaging on all the gravity sensitive regions of the human anatomy, e.g. the spine, brain, hip, knee, ankle, foot, shoulder, and pelvis. The FONAR UPRIGHT® Multi-Position™ MRI scanner is the world’s only MRI scanner licensed under FONAR’s multiple UPRIGHT® MRI patents to scan all the patient’s body parts in their normal fully weight-bearing UPRIGHT® position.

Financial Highlights

The Company’s total revenues increased 7% to $18.0 million for the quarter ended September 30, 2014 as compared to $16.8 million during the same period a year earlier.

The acquisition of Health Diagnostics in March 2013 added 14 MRI Centers under management to the original 11 MRI centers. One year ago, the Company reported a 149% increase for this management of diagnostic imaging center segment to $14.3 million for the quarter ended September 30, 2013 as compared to $5.7 million for the quarter ended September 30, 2012. Now, one year later, revenues in this segment are approximately $14.2 million for the quarter ended September 30, 2014.

Basic net income available to common stockholders for the quarter ended September 30, 2014 increased 3% to $0.39 as compared to $0.38 during the same quarter ended one year earlier. Diluted net income available to common stockholders for the quarter ended September 30, 2014 increased 3% to $0.38 as compared to $0.37 during the same quarter ended one year earlier. Net Income for the quarter ended September 30, 2014 was $3.3 million as compared to $3.6 million for the same quarter one year earlier.

Total assets at September 30, 2014 were $78.8 million, as compared to $76.8 million at June 30, 2014. Total current assets at September 30, 2014 were $45.6 million, as compared to $42.8 million at June 30, 2014.

Total liabilities at September 30, 2014 were $30.7 million, as compared to $30.9 million at June 30, 2014. Total current liabilities at September 30, 2014 were $22.0 million, as compared to $21.2 million at June 30, 2014.

Stockholder’s equity at September 30, 2014 was $48.1 million, as compared to $45.9 million at June 30, 2014.

Cash and cash equivalents increased 7% to $10.7 million at September 30, 2014, from $10.0 million at June 30, 2014.

Management Discussion

Raymond V. Damadian, president and chairman of Fonar Corporation said, “Over the past year and a half we have accomplished much. We acquired a business which allowed us to roughly double our size and successfully merged the companies allowing us to share capabilities and administrative and technical expertise. This gave us a synergy of joint marketing strategies, and many other economies of scale.”

“Overall,” said Dr. Damadian, “we have mitigated the increased pressure due to cuts in MRI reimbursements brought about by the Affordable Care Act. This was because of the adherence to our ongoing business plan which has made the difference.”

“Perhaps, we can give some credit to the uniqueness and practicality of our UPRIGHT® full weight-loaded MRI scanner, which is immensely popular with both physician and patient. As Fonar’s customer, Medserena, pointed out on their purchase of their fifth scanner for Germany, ‘a large number of requests for the FONAR UPRIGHT® Multi-Position™ MRI are coming from physicians in Germany because of the special medical need for FONAR’s unique technology. This is in spite of an intensely active MRI market in Germany where there are already many conventional lie-down MRIs installed.’ Our German customer’s comments on the benefits of the FONAR UPRIGHT® MRI technology are consistent with the success of our FONAR UPRIGHT® MRI scanners in the American MRI marketplace,” said Dr. Damadian. “The treating physician in Germany quickly experiences the same result the treating physician in America experiences: A “BETTER PATIENT OUTCOME” for his patient.”

 The more accurate diagnosis available from the fully weight-loaded Multi-Position™ MRI provided by the FONAR UPRIGHT® as compared to the conventional weightless recumbent-only MRI examination enables a more complete and accurate diagnosis of the spine, which constitutes up to 60% of all MRI examinations, thereby optimizing the specific surgical or medical treatment selected for the patient. Since the PATIENT OUTCOME is the doctor’s number one PRIORITY for his patient,” said Dr. Damadian, “he quickly learns from firsthand experience that the FONAR UPRIGHT® MRI and its power to “SEE IT ALL” becomes indispensable towards his ultimate objective of optimizing the TREATMENT OUTCOMES OF HIS PATIENTS.”

Dr. Damadian concluded: “During this quarter our MRI scanner product revenues increased and recently we reported sales to the UAE, Alaska, and Germany. Accordingly, I am optimistic about future sales of our UPRIGHT® Multi-Position™ MRI scanner.”

About FONAR

FONAR (NASDAQ:FONR), Melville, NY, The Inventor of MR Scanning™, was incorporated in 1978, and is the first, oldest and most experienced MRI company in the industry. FONAR introduced the world’s first commercial MRI in 1980, and went public in 1981. Since its inception, nearly 300 recumbent-OPEN MRIs and 157 UPRIGHT® Multi-Position™ MRI scanners have been installed worldwide. FONAR’s stellar product is the UPRIGHT® MRI (also known as the Stand-Up® MRI), the only whole-body MRI that performs Position™ imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often sees the patient’s problem that other scanners cannot because they are lie-down and ”weightless” only scanners. The patient-friendly UPRIGHT® MRI has a near-zero claustrophobic rejection rate by patients. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while they watch a 42” flat screen TV. FONAR is headquartered on Long Island, New York.

UPRIGHT® and STAND-UP® are registered trademarks and The Inventor of MR Scanning™, Full Range of Motion™, Multi-Position™, Upright Radiology™, The Proof is in the Picture™, True Flow™, pMRI™, Spondylography™, Dynamic™,Spondylometry™, CSP™, and Landscape™, are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS AND SHARES IN THOUSANDS)

(UNAUDITED)

ASSETS

	September 30, 2014	June 30, 2014 *
Current Assets:
Cash and cash equivalents	$10,662	$9,952
Accounts receivable – net	5,186	4,450
Accounts receivable - related party	90	—
Medical receivable – net	8,779	8,808
Management and other fees receivable - net	12,952	11,970
Management and other fees receivable – related medical practices – net	3,253	3,427
Costs and estimated earnings in excess of billings on uncompleted contracts	1,620	760
Inventories	2,422	2,444
Prepaid expenses and other current assets	669	1,011
Total Current Assets	45,633	42,822
Deferred income tax asset	5,740	5,740
Property and equipment – net	14,489	15,030
Goodwill	1,767	1,767
Other intangible assets – net	10,233	10,509
Other assets	905	922
Total Assets	$78,767	$76,790

LIABILITIES

Current Liabilities:
Current portion of long-term debt and capital leases	$2,892	$2,891
Accounts payable	2,805	2,482
Other current liabilities	9,242	9,024
Unearned revenue on service contracts	5,296	4,731
Unearned revenue on service contracts – related party	83	—
Customer deposits	1,570	1,927
Billings in excess of costs and estimated earnings on uncompleted contracts	142	142
Total Current Liabilities	22,030	21,197
Long-Term Liabilities:
Deferred income tax liability	584	584
Due to related medical practices	228	234
Long-term debt and capital leases, less current portion	7,559	8,482
Other liabilities	263	386
Total Long-Term Liabilities	8,634	9,686
Total Liabilities	30,664	30,883

* Condensed from audited financial statements

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS AND SHARES IN THOUSANDS)

(UNAUDITED)

STOCKHOLDERS’ EQUITY

STOCKHOLDERS' EQUITY:	September 30, 2014	June 30, 2014 *
Class A non-voting preferred stock $.0001 par value; 453 shares authorized at September 30, 2014 and June 30, 2014, 313 issued and outstanding at September 30, 2014 and June 30, 2014	$—	$—
Preferred stock $.001 par value; 567 shares authorized at September 30, 2014 and June 30, 2014, issued and outstanding – none	—	—
Common Stock $.0001 par value; 8,500 shares authorized at September 30, 2014 and June 30, 2014, 6,062 and 6,057 issued at September 30, 2014 and June 30, 2014, respectively; 6,051 and 6,046 outstanding at September 30, 2014 and June 30, 2014, respectively	1	1
Class B Common Stock (10 votes per share) $.0001 par value; 227 shares authorized at September 30, 2014 and June 30, 2014; .146 issued and outstanding at September 30, 2014 and June 30, 2014	—	—
Class C Common Stock (25 votes per share) $.0001 par value; 567 shares authorized at September 30, 2014 and June 30, 2014, 383 issued and outstanding at September 30, 2014 and June 30, 2014	—	—
Paid-in capital in excess of par value	175,413	175,284
Accumulated deficit	(146,724)	(149,259)
Notes receivable from employee stockholders	(37)	(39)
Treasury stock, at cost - 12 shares of common stock at September 30, 2014 and June 30, 2014	(675)	(675)
Total Fonar Corporation Stockholder Equity	27,978	25,312
Noncontrolling interests	20,125	20,595
Total Stockholders' Equity	48,103	45,907
Total Liabilities and Stockholders' Equity	$78,767	$76,790

* Condensed from audited financial statements

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,
REVENUES	2014	2013
Product sales – net	$1,271	$28
Service and repair fees – net	2,491	2,512
Service and repair fees - related parties – net	28	28
Patient fee revenue, net of contractual allowances and discounts	6,787	5,827
Provision for bad debts for patient fee	(3,146)	(2,040)
Management and other fees – net	8,738	8,511
Management and other fees - related medical practices – net	1,816	1,965
Total Revenues – Net	17,985	16,831
COSTS AND EXPENSES
Costs related to product sales	1,085	48
Costs related to service and repair fees	507	544
Costs related to service and repair fees - related parties	6	6
Costs related to patient fee revenue	1,899	1,848
Costs related to management and other fees	5,199	5,075
Costs related to management and other fees – related medical practices	1,370	1,219
Research and development	397	395
Selling, general and administrative	3,578	3,737
Provision for bad debts	506	(94)
Total Costs and Expenses	14,547	12,778
Income From Operations	3,438	4,053
Interest Expense	(204)	(243)
Investment Income	62	61
Other Expense	—	(151)
Income Before Provision for Income Taxes and noncontrolling Interests	3,296	3,720
Provision for Income Taxes	40	100
Net Income	3,256	3,620
Net Income - Noncontrolling Interests	(721)	(1,183)
Net Income - Controlling Interests	$2,535	$2,437
Net Income Available to Common Stockholders	$2,370	$2,277
Net Income Available to Class A Non-Voting Preferred Stockholders	$123	$119
Net Income Available to Class C Common Stockholders	$42	$41
Basic Net Income Per Common Share Available to Common Stockholders	$0.39	$0.38
Diluted Net Income Per Common Share Available to Common Stockholders	$0.38	$0.37
Basic and Diluted Income Per Share - Common C	$0.11	$0.11
Weighted Average Basic Shares Outstanding – Common Stockholders	6,050	5,978
Weighted Average Diluted Shares Outstanding - Common Stockholders	6,178	6,106
Weighted Average Basic Shares Outstanding – Class C Common	383	383
Weighted Average Diluted Shares Outstanding – Class C Common	383	383